UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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EXTENDED STAY AMERICA, INC.

ESH HOSPITALITY, INC.

(Name of Registrant as Specified In Its Charter)

N/A

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EXTENDED STAY AMERICA, INC.

and

ESH HOSPITALITY, INC.

11525 N. Community House Rd. Suite 100

Charlotte, NC 28277

June 2, 2021

AMENDED MERGER PROPOSAL

Dear Stockholders:

On March 14, 2021, Extended Stay America, Inc. (the “Company”) and its controlled subsidiary, ESH Hospitality, Inc. (“Hospitality” and together with the Company, the “Paired Entities”) entered into a merger agreement with Eagle Parent Holdings L.P. (“Parent”), a joint venture of affiliates of Blackstone Real Estate Partners IX L.P. and Starwood Distressed Opportunity Fund XII Global, L.P., that provides that an acquisition subsidiary of Parent will merge with and into the Company (the “Company merger”) and an indirect acquisition subsidiary of Parent will merge with and into Hospitality (the “Hospitality merger” and, together with the Company merger, the “mergers”). The merger agreement provided that, upon completion of the mergers, holders of our paired shares would be entitled to receive $19.50 per paired share in cash.

We are pleased to report that on May 31, 2021, the Paired Entities and Parent entered into an amendment to the merger agreement, which we refer to as the amendment (and taken together with the merger agreement, the amended merger agreement) and which is attached as Annex A to this Supplement and incorporated herein by reference. The purpose of the amendment is to provide stockholders of the Paired Entities with an additional $1.00 per paired share in cash, resulting in stockholders now receiving total consideration in the mergers of $20.50 per pared share. This increase in value follows significant engagement with our stockholders.

The amended merger agreement was unanimously approved by both the Company board and the Hospitality board.

The $20.50 per paired share consideration represents Parent’s best and final offer and a 21.0% premium over the closing paired share price of $16.94 on March 12, 2021 (the last trading day prior to the execution of the merger agreement on March 14, 2021) and an implied 30.3% premium, which ranks in the 81st percentile of precedent REIT all-cash transactions since 2013, based on the extrapolated paired stock price since the March 15th announcement over which time lodging companies have traded down 7.1%.1

[1]

Reflects the paired share price extrapolated based on the closing price of the paired shares $16.94 on March 12, 2021 and subsequent performance of lodging company index comprised of the following companies: APLE, CLDT, DRH, HST, INN, PEB, PK, RHP, RLJ, SHO, XHR, CHH, HLT, MAR and WH.

The mergers cannot be completed unless stockholders approve the amended merger agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of the Company’s common stock entitled to vote and by at least a majority of the outstanding shares of Hospitality’s Class A common stock and Class B common stock entitled to vote voting together as a single class.

The boards of directors of the Paired Entities believe that the immediate, certain value provided by the amended merger agreement represents a compelling value that is in the best interest of the stockholders of the Paired Entities. Accordingly, both the Company board and the Hospitality board unanimously recommend that stockholders vote “FOR” the adoption of the amended merger agreement.

To ensure that stockholders have sufficient time to consider the amended merger agreement, the special meetings of stockholders of the Paired Entities to vote on the amended merger agreement originally scheduled for June 8, 2021 will be adjourned to, and reconvened on, Friday, June 11, 2021 at 8:30 a.m., Eastern Time (for the Company’s special meeting) and at 9:30 a.m., Eastern Time (for Hospitality’s special meeting). The record date for each of the special meetings remains April 19, 2021. Both reconvened special meetings will be held exclusively online via a live audio webcast at www.virtualshareholdermeeting.com/STAY2021SM.

Stockholders that previously voted “FOR” the merger agreement proposal do not need to vote again unless they wish to change their vote. Stockholders that previously voted against or abstained on the merger agreement proposal or that did not vote are strongly recommended to vote “FOR” the adoption of the amended merger agreement proposal and the certain value of $20.50 per paired share in cash.

We encourage you to read this Supplement and the Paired Entities’ Joint Proxy Statement, dated April 26 2021, carefully.

If you have any questions about this Supplement, the Joint Proxy Statement, the special meetings, the amended merger agreement or the mergers or need assistance with voting procedures, please contact Okapi Partners LLC, our proxy solicitor, toll-free at (212) 297-0720 (if you are a bank or brokerage firm) and (888) 785-6668 (if you are a stockholder or other party) or email at info@okapipartners.com.

Thank you for your continued support.

Douglas G. Geoga	Bruce H. Haase
Chairman of the Boards of Directors	President and Chief Executive Officer

This Supplement is dated June 2, 2021.

SUPPLEMENT DATED JUNE 2, 2021

(To Joint Proxy Statement dated April 26, 2021)

INCREASED CASH CONSIDERATION OF $20.50 PER PAIRED SHARE

AMENDMENT TO MERGER AGREEMENT

YOUR VOTE IS VERY IMPORTANT

This supplement (this “Supplement”) supplements the disclosures contained in the definitive joint proxy statement (the “Joint Proxy Statement”), filed by Extended Stay America, Inc. (the “Company”) and, its controlled subsidiary, ESH Hospitality, Inc. (“Hospitality” and together with the Company, the “Paired Entities”) with the Securities and Exchange Commission (the “SEC”) on April 26, 2021 in connection with the special meetings of the stockholders of each of the Paired Entities.

The purpose of each of the special meetings is to consider and vote upon, among other things, a proposal to adopt the Agreement and Plan of Merger, dated as of March 14, 2021 (the “original merger agreement”), as amended by an Amendment thereto, dated as of May 31, 2021 (the “amendment” and, the original merger agreement, as so amended and as may be amended from time to time, the “amended merger agreement”), among Eagle Parent Holdings L.P.(“Parent”), a joint venture of affiliates of Blackstone Real Estate Partners IX L.P. and Starwood Distressed Opportunity Fund XII Global, L.P., Eagle Merger Sub 1 Corporation (“MergerCo 1”), Eagle Merger Sub 2 Corporation (“MergerCo 2”), the Company and Hospitality.

This Supplement updates the Joint Proxy Statement to reflect certain developments that occurred after April 26, 2021, the date of the Joint Proxy Statement. In particular, this Supplement describes (i) the terms of the Amendment, including the increase in the merger consideration to $20.50 per paired share of the Paired Entities, which consists of one share of Company common stock and one share of Hospitality Class B common stock, from $19.50 per paired share, and (ii) the Paired Entities’ previously announced adjournment of their special meetings.

Pursuant to the amended merger agreement, MergerCo 1, an acquisition subsidiary of Parent, will merge with and into the Company (the “Company merger”) and MergerCo2, an indirect acquisition subsidiary of Parent, will merge with and into Hospitality (the “Hospitality merger” and, together with the Company merger, the “mergers”).

Under the terms of the original merger agreement, each holder of a paired share of the Paired Entities outstanding immediately prior to the effective time of the mergers (other than paired shares owned by Parent), was to receive in the mergers $19.50 in cash per paired share, without interest and less any applicable withholding taxes, reduced by the amount of the special dividend described below (the “original merger consideration”).

Under the terms of the amended merger agreement, the original merger consideration has been increased by a full $1.00 in cash per paired share. As such, under the terms of the amended merger agreement, each holder of a paired share outstanding immediately prior to the effective time of the mergers (other than paired shares owned by Parent), will receive in the mergers $20.50 in cash per paired share, without interest and less any applicable withholding taxes, reduced by the amount of the special dividend described below (the “revised merger consideration”). $12.15 of the revised merger consideration (reduced by the amount of the special dividend described below) will be paid in respect of the share of Company common stock, and $8.35 of the revised merger consideration will be paid in respect of the share of Hospitality Class B common stock, that is part of each paired share.

After careful consideration, the Board of Directors of each of the Paired Entities unanimously determined that the transactions contemplated by the amended merger agreement, including the mergers, are fair to, and in the best interests of, the stockholders of the Paired Entities, unanimously approved and declared advisable the amended merger agreement, and the transactions contemplated thereby, including the mergers, and unanimously recommended that the stockholders of the Paired Entities vote “FOR” the adoption of the amended merger agreement, as may be further amended in accordance with its terms.

In addition, in order to ensure that the stockholders of the Paired Entities have sufficient time to consider the amended merger agreement, the boards of directors of the Paired Entities (the “Boards”) each authorized the Paired Entities to adjourn the special meetings scheduled for June 8, 2021 and reconvene special meeting of the Stockholders of the Company on June 11, 2021, at 8:30 a.m., Eastern Time, and reconvene the special meeting of the Stockholders of Hospitality on June 11, 2021, at 9:30 a.m., Eastern Time. The reconvened special meetings will be held exclusively online via a live audio webcast at www.virtualshareholdermeeting.com/STAY2021SM. The record date for the special meetings will remain April 19, 2021.

As required under the terms of the original merger agreement and the amended merger agreement, the board of directors of the Company intends to declare a special dividend of $1.75 in cash per share of Company common stock payable immediately before the effective time of the proposed mergers to holders of record as of the close of business on the day before the date on which the effective time will occur (which we refer to as the “special dividend”). If (but only if) the amended merger agreement is approved by the stockholders of the Paired Entities and the other conditions to the closing of the mergers are satisfied and waived, the special dividend will be payable on June 16, 2021, to holders of record of Company common stock as of the close of business on June 15, 2021, and the effective time of the mergers will occur on June 16, 2021.

Stockholders that previously voted “FOR” the merger agreement proposal do not need to vote again unless they wish to change their vote. Stockholders that previously voted against or abstained on the merger agreement proposal or that did not vote are strongly recommended to vote “FOR” the adoption of the amended merger agreement proposal and the certain value of $20.50 per paired share in cash. WHITE proxy cards are included with this Supplement.

The date of this Supplement is June 2, 2021.

INTRODUCTION AND EXPLANATORY NOTE

Except as described in this Supplement, the information provided in the Joint Proxy Statement of the Paired Entities dated April 26, 2021 previously mailed to stockholders of the Paired Entities on or about April 26, 2021, continues to apply. This Supplement, the annex to this Supplement and the documents referred to in this Supplement should be read in conjunction with the Joint Proxy Statement, the annexes to the Joint Proxy Statement and the documents referred to in the Joint Proxy Statement, each of which should be read in its entirety. To the extent that information in this Supplement differs from, updates or conflicts with information contained in the Joint Proxy Statement, the information in this Supplement is more current and supersedes the information in the Joint Proxy Statement. If you need another copy of the Joint Proxy Statement, please contact Okapi Partners LLC, our proxy solicitor, toll-free at (212) 297-0720 (if you are a bank or brokerage firm) and (888) 785-6668 (if you are a stockholder or other party) or email at info@okapipartners.com. The Joint Proxy Statement may also be found on the Internet at www.sec.gov.

In this Supplement, the terms the “Paired Entities,” “we,” “our,” “ours” and “us” refer to the Company and its subsidiaries, including Hospitality, and the terms “paired share,” “paired common stock” and “paired common shares” refer to one share of the Company common stock, par value $0.01 per share (“Company common stock”) and one share of Hospitality class B common stock, par value $0.01 per share (“Hospitality class B common stock”) that are paired and trade together as a single unit on the Nasdaq Global Select Market under the symbol “STAY.” In addition, capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Joint Proxy Statement.

This Supplement, together with WHITE proxy cards, are being distributed to stockholders of the Paired Entities who are entitled to vote at the special meetings. As noted above, in order to ensure that the stockholders of the Paired Entities have sufficient time to consider the amended merger agreement, the special meetings of the Paired Entities originally scheduled for June 8, 2021 will be adjourned and reconvened on June 11, 2021. The special meeting of the Stockholders of the Company will be reconvened on June 11, 2021, at 8:30 a.m., Eastern Time, and the special meeting of the Stockholders of Hospitality will be reconvened on June 11, 2021, at 9:30 a.m., Eastern Time. The reconvened special meetings will be held exclusively online via a live audio webcast at www.virtualshareholdermeeting.com/STAY2021SM. All holders of record of paired shares as of the close of business on April 19, 2021 (which we refer to as the “record date”), are entitled to vote at the reconvened special meetings and any adjournments or postponements thereof.

We urge you to read carefully this Supplement, together with the Joint Proxy Statement.

UPDATE TO QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS AND THE MERGERS

The following questions and answers address briefly some questions you may have regarding the amended merger agreement, the Paired Entities’ special meetings and the mergers. This section does not contain all of the information that is important to you. We urge you to read both this Supplement and the Joint Proxy Statement carefully, including the information we incorporated by reference in this Supplement and the Joint Proxy Statement.

Q:	Why am I receiving this Supplement?

A:

We are sending you this Supplement to the Joint Proxy Statement because on May 31, 2021, the parties to the original merger agreement amended that agreement. This Supplement provides information on the amended transactions and updates the Joint Proxy Statement that was previously mailed to you on or about April 26, 2021.

Q:	What are the significant changes in the amended merger agreement?

A:

The amendment increases the amount of cash that each holder of paired shares will have a right to receive upon the consummation of the mergers from $19.50 per paired share to $20.50 per paired share (reduced by a $1.75 special dividend). For each of your paired shares that you own immediately prior to the effective time of the mergers (which we refer to as the “effective time”), you will receive $20.50 in cash, plus if the mergers are consummated after July 27, 2021, a per diem amount of $0.001 for each day from and after such date until, but not including, the closing date, without interest and less any applicable withholding taxes (reduced by a $1.75 special dividend) (the “merger consideration”)

Q:	What is the $1.75 special dividend?

A:

Under the terms of the original merger agreement and the amended merger agreement, the Company agreed that, at the request of Parent, it would pay a special dividend of up to $1.75 per share in respect of each share of Company common stock included in each paired share, with the merger consideration reduced by the amount of such special dividend. Parent has requested that the Company pay a special dividend of $1.75 per share of Company common stock. Accordingly, the board of directors of the Company intends to declare a special dividend of $1.75 in cash per share of Company common stock payable immediately before the effective time of the proposed mergers to holders of record as of the close of business on the day before the date on which the effective time will occur. If (but only if) the amended merger agreement is approved by the stockholders of the Paired Entities and the other conditions to the closing of the mergers are satisfied and waived, the special dividend will be payable on June 16, 2021, to holders of record of Company common stock as of the close of business on June 15, 2021.

Q:	Do the Boards support the adoption of the amended merger agreement?

A:

Yes. Each of the Boards believes that the mergers and the other transactions contemplated by the amended merger agreement are in the best interests of holders of paired shares, and unanimously recommends that you vote at the special meetings:

•	“FOR” the proposal to adopt the amended merger agreement and approve the mergers and the other transactions contemplated by the amended merger agreement;

•

“FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the Company’s or Hospitality’s as applicable, named executive officers that is based on or otherwise relates to the mergers; and

•

At the special meeting of the Company, “FOR” the proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to adopt the amended merger agreement and approve the mergers and the other transactions contemplated by the amended merger agreement.

Q:	Where and when are the special meetings?

A:

In order to ensure that the stockholders of the Paired Entities have sufficient time to consider the amended merger Agreement, the Boards each authorized the Paired Entities to adjourn the special meetings scheduled for June 8, 2021. The special meeting of the stockholders of the Company will be reconvened on June 11, 2021 at 8:30 a.m. Eastern Time in virtual format (the “Company special meeting”), and the special meeting of the stockholders of Hospitality will be reconvened on June 11, 2021 at 9:30 a.m. Eastern Time in virtual format (the “Hospitality special meeting”).

Q:	Who can vote at the special meetings?

A:

The record date for determining who is entitled to vote at the special meetings has not changed. We have set the close of business on April 19, 2021 for determining those holders of record who are entitled to notice of, and to vote at, each of the special meetings.

Q:	What do I do if I have already submitted my proxy vote?

A:

First, carefully read and consider the information contained in this Supplement, including the annexes, and the Joint Proxy Statement. If you have already delivered a properly executed WHITE proxy and voting instruction card, you will be considered to have voted on the amended merger agreement, and you do not need to do anything unless you wish to change your vote.

Holders of paired shares that previously voted “FOR” the proposal to adopt the original merger agreement do not need to vote again unless they wish to change their vote. Holders of paired shares that previously voted against or abstained on the proposal to adopt the original merger agreement or that did not vote are strongly recommended to vote “FOR” the proposal to adopt the amended merger agreement proposal and the certain value of $20.50 per paired share in cash.

Q:	What if I have not voted yet or I wish to change my vote?

A:	If you have not previously voted or if you wish to revoke or change the proxy you have already submitted, we urge you cast or recast, as applicable, your vote as follows:

For stockholders of record: If you are a Company stockholder and Hospitality stockholder of record on the record date, you may vote in person at the special meetings (which would include presence at a virtual meeting) or authorize a proxy to vote your shares of Company common stock and Hospitality class B common stock at the special meetings. If you are eligible to vote at the special meetings and are a stockholder of record, you may cast your shares in any of four ways:

•	by voting over the internet using the website indicated on the enclosed WHITE proxy card;

•	by telephone using the toll-free number on the enclosed WHITE proxy card;

•	by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided; or

•	by attending the special meetings in a virtual format and voting by virtual ballot.

Internet voting is available 24 hours a day until 11:59 p.m., Eastern Time, the day immediately prior to the date of the reconvened special meetings. Have your WHITE proxy cards with you if you are going to authorize your proxy by telephone or through the Internet. To authorize your proxy by mail, please complete, sign, date and mail your WHITE proxy cards in the envelope provided.

For holders in street-name (shares held with bank or broker firm): If you own paired shares through a broker, bank or other nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank or other nominee provides to you, since brokers, banks and other nominees do not have discretionary voting authority with respect to any of the proposals described in this Joint Proxy Statement. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee who can give you directions on how to vote your shares of Company common stock or Hospitality class B common stock. If you hold your paired shares through a broker, bank or other nominee and wish to vote your shares of Company common stock or Hospitality class B common stock in person at the special meetings (which would include presence at a virtual meeting), you must obtain a “legal proxy,” executed in your favor, from the broker, bank or other nominee (which may take several days).

Q:	What other approvals are required to allow the mergers?

A:

Other than the approval of the mergers and the adoption of the amended merger agreement by the stockholders of the Company and Hospitality, no other approvals are required for the mergers to proceed. Notice permitting the completion of the mergers from the Irish Competition and Consumer Protection Commission, the Finnish Competition and Consumer Authority and the Spanish National Markets and Competition Commission were received on April 13, 2021, April 16, 2021 and April 27, 2021, respectively.

Q:	Who can answer my questions?

A:	If after reading this Supplement, together with the Joint Proxy Statement, you have more questions about the special meetings or the mergers, you should contact us at:

Extended Stay America, Inc.

ESH Hospitality, Inc.

11525 N. Community House Road, Suite 100

Charlotte, North Carolina 28277

Attention: General Counsel and Corporate Secretary

You may also contact our proxy solicitor at:

Okapi Partners LLC

1212 6th Avenue

New York, New York 10036

Banks and Brokerage Firms: (212) 297-0720

Stockholders and All Others: (888) 785-6668

Email: info@okapipartners.com

If your broker holds your paired shares, you should also contact your broker for additional information.

UPDATE TO THE BACKGROUND OF THE MERGERS

The Joint Proxy Statement describes the background of the mergers up to and including Match 15, 2021, the date that the original merger agreement was announced. The disclosure on page 46 of the Joint Proxy Statement is hereby amended to supplement that description up to and including the date of this Supplement.

On April 13, 2021, the Paired Entities filed their preliminary joint proxy statement with the SEC. On April 26, 2021, the Paired Entities filed the Joint Proxy Statement with the SEC. On or about April 26, 2021, the Paired Entities mailed to each of their respective stockholders as of the record date the Joint Proxy Statement, in connection with the Company special meeting and the Hospitality special meeting.

Between March 15 and May 30, 2021, members of management of the Paired Entities engaged in conversations with various holders of paired shares regarding the mergers.

On the afternoon of May 25, 2021, a meeting of the Boards of the Paired Entities was held via videoconference. Messrs. Clarkson, Dekle and Ballew were in attendance, together with representatives of Fried Frank and Goldman Sachs. At that meeting, the Boards discussed the status of the mergers and feedback from management’s conversations with holders of paired shares.

Between May 28 and May 30, 2021, representatives of the Paired Entities proposed to representatives of Parent that Parent amend the original merger agreement to provide for an increase in the merger consideration to increase the likelihood that the mergers would receive sufficient support from the holders of the paired shares in order for the transactions to be completed. On May 30, 2021, Parent proposed to increase the merger consideration by $1.00 to $20.50 per paired share.

On May 31, 2021, representatives of Simpson Thacher sent representatives of Fried Frank a proposed amendment to the original merger agreement reflecting this increase to the merger consideration

On the evening of May 31, 2021, a meeting of the Boards of the Paired Entities was held via videoconference. Messrs. Clarkson, Dekle and Ballew were in attendance, together with representatives of Fried Frank, Goldman Sachs and Okapi Partners LLC. Representatives of Fried Frank summarized the material terms of the amended merger agreement and the potential adjournment of the special meetings to allow stockholders additional time to consider the amended merger agreement, and representatives of Goldman Sachs then provided a financial review of the revised merger consideration. After discussion, all of the members of the Boards communicated their support for the amended merger agreement and the mergers. Each of the Boards then unanimously (i) voted to authorize the execution of the amendment and approve the amended merger agreement, (ii) declared the amended merger agreement and the transactions contemplated by the amended merger agreement, including the mergers, to be advisable, (iii) determined that the amended merger agreement and the transactions contemplated by the amended merger agreement, including the mergers, were in the best interests of the Paired Entities and their stockholders, (iv) voted to authorize the adjournment of the special meetings from June 8, 2021 to June 11, 2021, and (v) voted to recommend that holders of paired shares vote to adopt the amended merger agreement and approve the mergers and the other transactions contemplated by the amended merger agreement.

In the evening of May 31, 2021, the parties finalized and executed the amendment. On the morning of June 1, 2021, the Paired Entities issued a press release announcing entry into the amendment, the adjournment of the special meetings and the intention of the board of the Company to pay a special dividend of $1.75 in connection with the consummation of the mergers.

UPDATE TO THE REASONS OF THE MERGERS

The Joint Proxy Statement describes the Boards’ reasons for the mergers up to and including March 15, 2021, the date that the original merger agreement was announced. The disclosure on page 59 of the Joint Proxy Statement is hereby amended to supplement that description up to and including the date of this Supplement.

At the May 31, 2021 meeting of the Boards, the Boards adopted resolutions declaring the amended merger agreement and the transactions contemplated by the amended merger agreement, including the mergers, to be advisable and in the best interests of the Paired Entities and the holders of paired shares, and unanimously determined to recommend the approval of the mergers and the other transactions contemplated by the amended merger agreement to their respective stockholders.

In reaching their decisions, the Boards consulted with the Company’s senior management team, as well as the Paired Entities’ financial and legal advisors, and the Boards were mindful of the matters described in the section entitled “The Merger—Reasons for the Merger” beginning on page 59 of the Joint Proxy Statement. In addition, the Boards considered a number of factors, including the following factors which the Boards viewed as supporting their respective decisions to approve the amended merger agreement and the transactions contemplated by the amended merger agreement, including the mergers, and to recommend approval of the mergers and the other transactions contemplated by the amended merger agreement to their respective stockholders:

•

Increased Merger Consideration. The Boards considered the value of the increased merger consideration to be received by holders of paired shares in the mergers, including that revised merger consideration of $20.50 per paired share represents a 21.0% premium over the closing paired share price of $16.94 on March 12, 2021 (the last trading day prior to the execution of the original merger agreement on March 14, 2021) and an implied 30.3% premium, which ranks in the 81st percentile of precedent REIT all-cash transactions since 2013, based on the extrapolated paired stock price since the March 15th announcement over which time lodging companies have traded down 7.1%. Further, the Boards considered that the revised merger consideration in the amended merger agreement was an increase from the original merger consideration that Goldman Sachs had previously determined was fair, from a financial point of view, to the holders of paired shares. See the section entitled “The Merger—Opinion of the Paired Entities’ Financial Advisor” beginning on page 66 of the Joint Proxy Statement and the Opinion of Goldman, Sachs & Co. LLC, dated March 14, 2021, attached as Annex B to the Joint Proxy Statement.

•	No Alternative Offer. The Boards considered that, since the announcement of the proposed mergers on March 15, 2021, the Paired Entities had not received an acquisition proposal from any other party.

•	Best and Final Offer. The Boards considered the statement from Blackstone and Starwood that the revised merger consideration in the amendment constituted their best and final offer.

Recommendation of the Company Board

The Company board has unanimously approved the amended merger agreement and declared the amended merger agreement and the transactions contemplated by the amended merger agreement, including the mergers, to be advisable and in the best interests of the Company and its stockholders. The Company board recommends that you vote “FOR” the proposal to adopt the amended merger agreement and approve the mergers and the other transactions contemplated by the amended merger agreement, “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the mergers and “FOR” the proposal to approve any adjournment of the Company special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Company special meeting to adopt the amended merger agreement and approve the mergers and the other transactions contemplated by the amended merger agreement.

Recommendation of the Hospitality Board

The Hospitality board has unanimously approved the amended merger agreement and declared the amended merger agreement and the transactions contemplated by the amended merger agreement, including the mergers, to be advisable and in the best interests of Hospitality and its stockholders. The Hospitality board recommends that you vote “FOR” the proposal to adopt the amended merger agreement and approve the mergers and the other transactions contemplated by the amended merger agreement, and “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Hospitality’s named executive officers that is based on or otherwise relates to the mergers.

LITIGATION RELATING TO THE MERGERS

Between April 14 and April 21, 2021, three putative class action complaints were filed against the Company, Hospitality, and each of the individual members of the Boards. Stein v. Extended Stay America, Inc., et al., Case No. 1:21-cv-03272, and Ciccotelli v. Extended Stay America, Inc., et al., Case No. 1:21-cv-03551, were filed in the United States District Court for the Southern District of New York, and Schwartz v. Extended Stay America, Inc., et al., Case No. 1:21-cv-02185, was filed in the United States District Court for the Eastern District of New York. Two more cases, entitled Parshall v. Extended Stay America, Inc., Case No. 1:21-cv-00733, and Wilson v. Extended Stay America, Inc., et al. (docket number unavailable), were filed in the United States District Court for the District of Delaware, on May 24 and May 28, 2021, respectively, and another, entitled Whitfield v. Extended Stay America, Inc., et al., Case No. 2:21-cv-02488, was filed in the United States District court for the Eastern District of Pennsylvania on June 1, 2021. The Stein complaint also names Blackstone and Starwood as additional defendants. Each of the stockholder complaints asserts that defendants violated Sections 14(a) and 20(a) of the Exchange Act and certain related rules and regulations by allegedly making false and misleading statements relating to the Company’s execution of the original merger agreement or by failing to disclose allegedly material facts, including relating to the financial projections of the Paired Entities and analyses of Goldman Sachs in the Joint Proxy Statement. All six stockholder complaints seek an injunction against consummating the mergers until further disclosures are made and also seek an award of damages, as well as attorneys’ and expert fees and expenses.

Solely to minimize the burden, expense, distraction and risk associated with such litigation, the Paired Entities wish to disclose herein certain additional information related to the financial analyses underlying the Boards’ decision to approve the mergers. The Paired Entities believe that each of the lawsuits is without merit and does not believe this additional information is required under applicable laws or that such information is material.

Illustrative Premia and Multiples Analysis

The paragraph following the first chart on page 69 of the Joint Proxy Statement under the heading “Illustrative Premia and Multiples” is hereby amended to include the underlined additions below:

In addition, Goldman Sachs calculated an implied equity value of the Paired Entities by multiplying $19.50 by 179.4 million, the total number of fully diluted paired shares outstanding as of March 14, 2021, net of transaction-related share settlements and forfeitures, as provided by management of the Paired Entities. Goldman Sachs then calculated an implied enterprise value of the Paired Entities by adding, to the implied equity value it calculated, the Paired Entities’ net debt of $2.326 billion as of December 31, 2020, as provided by the management of the Paired Entities.

Illustrative Present Value of Future Share Price Analysis

The disclosure on page 70 of the Joint Proxy Statement under the heading “Illustrative Present Value of Future Share Price Analysis” is hereby amended to add the following paragraph:

In performing its illustrative analysis of the implied present value of an illustrative future value per paired share, Goldman Sachs, at the direction and with the approval of the Boards, used the projected net debt at year end amounts and the projected fully diluted shares outstanding at year end amounts reflected in the table set forth on page 65 in the section entitled “Forward-Looking Financial Information.”

Illustrative Discounted Cash Flow Analysis

The last two sentences in the paragraph on page 70 of the Joint Proxy Statement under the heading “Illustrative Discounted Cash Flow Analysis” are hereby amended to include the underlined additions below:

Goldman Sachs then subtracted net debt of the Paired Entities of $2.326 billion as of December 31, 2020 from the range of illustrative enterprise values it derived for the Paired Entities, as provided by the management of the Paired Entities, to derive a range of illustrative equity values for the Paired Entities. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the Paired Entities of 179.6 million as of March 14, 2021, excluding transaction-related share settlements and forfeitures, as provided by the management of the Paired Entities, to derive a range of illustrative present values per share ranging from $15.26 to $22.47.

In addition, the disclosure on page 70 of the Joint Proxy Statement under the heading “Illustrative Discounted Cash Flow Analysis” is hereby amended to add the following paragraph:

In performing its illustrative discounted cash flow analysis on the Paired Entities, Goldman Sachs used the estimates of unlevered free cash flow for the Paired Entities for the years 2021 through 2025 derived as explained in note 2 accompanying the table set forth on page 65 in the section entitled “Forward-Looking Financial Information.”

Premia Analysis

The disclosure on page 71 of the Joint Proxy Statement is hereby amended to add the following immediately after the first paragraph and prior to the table under the heading “Premia Analysis”:

The twenty-three transactions were the following:

Date Announced	Acquiror	Target / Seller	Premium to Undisturbed Price	Premium to 52- Week High	Premium to 30- Day VWAP
23-Nov-2020	Pretium Partners, LLC / Ares Management Corporation	Front Yard Residential Corporation	63.2%	23.9%	73.2%
18-Feb-2020	Amherst Residential, LLC	Front Yard Residential Corporation	14.2	(3.8)	22.4
15-Nov-2020	Simon Property Group, Inc.	Taubman Centers, Inc.	52.2	(20.8)	38.0
10-Feb-2020	Simon Property Group, Inc.	Taubman Centers, Inc.	85.8	(3.3)	68.5
03-Jul-2019	AXA Investment Managers—Real Assets	NorthStar Realty Europe Corp.[1]	16.4	15.9	25.3
31-Jul-2018	Brookfield Asset Management Inc.	Forest City Realty Trust, Inc.	26.6	(3.2)	26.7
25-Jun-2018	Greystar Real Estate Partners, LLC	Education Realty Trust, Inc.	13.6	2.8	22.3
07-May-2018	The Blackstone Group L.P.	Gramercy Property Trust	15.4	(11.6)	22.7
04-Jul-2017	Greystar Real Estate Partners, LLC	Monogram Residential Trust, Inc.	22.4	10.9	22.4
30-Jun-2017	Canada Pension Plan Investment Board	Parkway, Inc.	13.1	(0.6)[2]	14.8
28-Jun-2017	Government Properties Income Trust	First Potomac Realty Trust	5.1	0.2	9.7
27-Feb-2017	Tricon Capital Group Inc.	Silver Bay Realty Trust Corp.	19.4	11.9	23.8
25-Feb-2016	Brookfield Asset Management, Inc.	Rouse Properties, Inc.	35.3	(8.5)	25.0
15-Dec-2015	DRA Advisors LLC	Inland Real Estate Corporation	6.6	(9.2)	11.4
19-Oct-2015	Harrison Street Real Estate Capital, LLC	Campus Crest Communities, Inc.	23.8	(12.6)	36.4
08-Oct-2015	The Blackstone Group L.P.	BioMed Realty Trust, Inc.	23.8	(4.9)	23.0
08-Sep-2015	The Blackstone Group L.P.	Strategic Hotels & Resorts, Inc.	13.0[3]	0.0	13.7
22-Jun-2015	Lone Star Funds	Home Properties, Inc.	9.2	2.7	9.2
22-Apr-2015	Brookfield Asset Management, Inc.	Associated Estates Realty Corporation	17.4	10.4	17.2
10-Apr-2015	The Blackstone Group L.P.	Excel Trust, Inc.	14.5	10.2	14.3
13-Aug-2014	Health Care REIT, Inc.	HealthLease Properties Real Estate Investment Trust	31.1	29.1	42.0
28-May-2013	American Realty Capital Properties, Inc.	CapLease, Inc.	19.7	11.5	21.4
25-Apr-2013	Brookfield Office Properties Inc.	MPG Office Trust, Inc.	21.2	(17.3)	17.3

(1)	Premia for the NorthStar Realty Europe Corp. transaction were based on a $17.03 transaction price, based on three-month forward foreign exchange rates per the merger announcement.
(2)	Reflects premium to trading range for Parkway, Inc. post-spin off (October 2016).
(3)

Reflects approximate premium over the unaffected intra-day trading price for Strategic Hotels & Resorts, Inc. on July 23, 2015, when a media article was issued reporting a potential transaction for the company, per merger announcement. Using a day-prior closing price of $13.04 implies a 9.3% premium. Difference in premia does not impact 25th percentile, median or 75th percentile.

The results of Goldman Sachs’ analyses were as follows:

Annex A

AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT (this “Amendment”), dated as of May 31, 2021 (the “Amendment Date”), to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 14, 2021, is made by and among Eagle Parent Holdings L.P., a Delaware limited partnership (“Parent”), Eagle Merger Sub 1 Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“MergerCo 1”), Eagle Merger Sub 2 Corporation, a Delaware corporation and a wholly owned subsidiary of MergerCo 1 (“MergerCo 2”), Extended Stay America, Inc., a Delaware corporation (the “Company”), and ESH Hospitality, Inc., a Delaware corporation (“Hospitality” and together with the Company, the “Paired Entities”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, Parent, MergerCo 1, MergerCo 2 and the Paired Entities entered into the Merger Agreement on March 14, 2021;

WHEREAS, Section 9.3 of the Merger Agreement provides that at any time before the adoption of the Merger Agreement by the stockholders of the Company and Hospitality, the parties thereto may amend the Merger Agreement, by execution of an instrument in writing signed on behalf of each of Parent, MergerCo 1, MergerCo 2, and the Paired Entities (and in the case of MergerCo 1, MergerCo 2, and the Paired Entities, by action taken or authorized by their respective boards);

WHEREAS, each of Parent, MergerCo 1, MergerCo 2 and the Paired Entities desires to amend certain terms of the Merger Agreement as set forth this Amendment and to make certain representations, warranties, covenants and agreements in connection with this Amendment;

WHEREAS, the Company Board and the Hospitality Board have each unanimously approved the Merger Agreement (as amended by this Amendment), the Mergers and the other transactions contemplated by the Merger Agreement (as amended by this Amendment) and determined that the Merger Agreement (as amended by this Amendment), the Mergers and the other transactions contemplated by the Merger Agreement (as amended by this Amendment) are advisable and in the best interest of their respective stockholders; and

WHEREAS, the general partner of Parent, and the respective Boards of Directors of MergerCo 1 and MergerCo 2, have each approved the Merger Agreement (as amended by this Amendment), the Mergers and the other transactions contemplated by the Merger Agreement (as amended by this Amendment) and determined that the Merger Agreement (as amended by this Amendment), the Mergers and the other transactions contemplated by the Merger Agreement (as amended by this Amendment) are advisable and in the best interest of their respective stockholders or partners, and each of Parent, as the sole stockholder of MergerCo 1, and MergerCo 1, as the sole stockholder of MergerCo 2, has executed and delivered a written consent adopting the Merger Agreement (as amended by this Amendment), in each case which consent will automatically be effective immediately after the execution and delivery of this Amendment by the parties hereto.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

1. Company Merger Consideration. The reference to “$11.69” in Section 2.1(d) of the Merger Agreement is hereby amended to be “$12.15”.

2. Hospitality Merger Consideration. The reference to “$7.81” in Section 2.2(d) of the Merger Agreement is hereby amended to be “$8.35”.

3. Representations and Warranties.

(a) The Paired Entities. The Paired Entities hereby, jointly and severally, represent and warrant to Parent, MergerCo 1 and MergerCo 2 that:

i. Each of the Paired Entities has all requisite corporate power and authority to execute and deliver this Amendment and, subject only to the Requisite Company Vote and the Requisite Hospitality Vote, to consummate the transactions contemplated by the Merger Agreement (as amended by this Amendment) and perform its obligations thereunder. The execution, delivery and performance by each of the Paired Entities of this Amendment and the consummation by each of the Paired Entities of the transactions contemplated by the Merger Agreement (as amended by this Amendment) have been duly and validly authorized by all necessary corporate action on the part of each of the Paired Entities, and, subject only to the Requisite Company Vote, the Requisite Hospitality Vote and the filing of the Company Certificate of Merger and the Hospitality Certificate of Merger with the DSOS, no other action or proceeding on the part of any Paired Entity is necessary to authorize the execution, delivery and performance by each of the Paired Entities of this Amendment or the consummation the transactions contemplated by the Merger Agreement (as amended by this Amendment). This Amendment has been duly executed and delivered by each of the Paired Entities and, assuming the due and valid authorization, execution and delivery hereof by Parent, MergerCo 1 and MergerCo 2, constitutes a valid and binding obligation of each of the Paired Entities, as the case may be, enforceable against each of the Paired Entities in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or other similar Laws relating to creditors’ rights and general principles of equity.

ii. By resolutions duly unanimously adopted, and, except as permitted under Section 7.5 of the Merger Agreement, which have not been subsequently rescinded, withdrawn or modified in a manner adverse to Parent, each of the Company Board and the Hospitality Board has, at a meeting duly called and held, duly (i) determined that the Merger Agreement (as amended by this Amendment), the respective Mergers and the other transactions contemplated by the Merger Agreement (as amended by this Amendment) are advisable, fair to and in the best interest of the Company and Hospitality, respectively, and the stockholders of the Company and Hospitality, (ii) approved the Merger Agreement (as amended by this Amendment), the respective Mergers and the other transactions contemplated the Merger Agreement (as amended by this Amendment) and declared their advisability and (iii) recommended that the stockholders of the Company and Hospitality adopt the Merger Agreement (as amended by this Amendment) and directed that the Merger Agreement (as amended by this Amendment) be submitted for consideration by the Company’s and Hospitality’s stockholders at the Special Meetings.

(b) Parent, MergerCo 1 and MergerCo 2. Parent, MergerCo 1 and MergerCo 2 hereby, jointly and severally, represent and warrant to the Paired Entities that: each of Parent, MergerCo 1 and MergerCo 2 has all requisite limited partnership or corporate, as applicable, power and authority to execute and deliver this Amendment and to consummate the transactions contemplated by the Merger Agreement (as amended by this Amendment) and perform its obligations under the Merger Agreement (as amended by this Amendment). The execution, delivery and performance by Parent, MergerCo 1 and MergerCo 2 of this Amendment and the consummation by Parent, MergerCo 1 and MergerCo 2 of the transactions contemplated by the Merger Agreement (as amended by this Amendment), have been duly and validly authorized by all necessary limited partnership or corporate, as applicable, action on the part of Parent, MergerCo 1 and MergerCo 2, and no other action or proceeding on the part of Parent, MergerCo 1 and MergerCo 2 is necessary to authorize this Amendment or the consummation of the transactions contemplated by the Merger Agreement (as amended by this Amendment). Parent, in its capacity as sole stockholder of MergerCo 1, will execute and deliver to MergerCo 1 a written consent adopting the Merger Agreement (as amended by this Amendment) immediately after the execution and delivery of this Amendment, and MergerCo 1, in its capacity as sole stockholder of MergerCo 2, will execute and deliver to MergerCo 2 a written consent adopting the Merger Agreement (as amended by this Amendment) immediately after the execution and delivery of this Amendment. This Amendment has been duly executed and delivered by each of Parent, MergerCo 1 and MergerCo 2 and, assuming the due authorization, execution and delivery of this Amendment by the Company and Hospitality, constitutes a legal, valid and binding obligation of each of Parent, MergerCo 1 and MergerCo 2, as the case may be, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

4. Interpretation. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment. Except as expressly provided in this Amendment, all references in the Merger Agreement to “the date hereof” and “the date of this Agreement” shall refer to March 14, 2021.

5. Confirmation of Merger Agreement. Other than as expressly modified pursuant to this Amendment, all of the terms, covenants and other provisions of the Merger Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.

6. Counterparts. This Amendment may be executed in any number of .pdf or electronic signature counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

7. General Provisions. The provisions of Section 9.3, Section 9.4 and Article X of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement (as modified by this Amendment), taken together as a single agreement, reflecting the terms therein as modified by this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, Parent, MergerCo 1, MergerCo 2, the Company and Hospitality have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EAGLE PARENT HOLDINGS L.P.

By: Eagle Parent GP LLC, its general partner

By:	/s/ Scott Trebilco
Name: Scott Trebilco
Title: Managing Director and Vice President

By: Eagle Parent GP LLC, its general partner

By:	/s/ Akshay Goyal
Name: Akshay Goyal
Title: Senior Vice President

EAGLE MERGER SUB 1 CORPORATION

By:	/s/ Scott Trebilco
Name: Scott Trebilco
Title: Managing Director and Vice President

By:	/s/ Akshay Goyal
Name: Akshay Goyal
Title: Senior Vice President

EAGLE MERGER SUB 2 CORPORATION

By:	/s/ Scott Trebilco
Name: Scott Trebilco
Title: Managing Director and Vice President

By:	/s/ Akshay Goyal
Name: Akshay Goyal
Title: Senior Vice President

[Signature Page to Amendment to the Agreement and Plan of Merger]

EXTENDED STAY AMERICA, INC.

By:	/s/ Christopher Dekle
Name: Christopher Dekle
Title: General Counsel and Corporate Secretary

ESH HOSPITALITY, INC.

By:	/s/ Christopher Dekle
Name: Christopher Dekle
Title: General Counsel and Corporate Secretary

[Signature Page to Amendment to the Agreement and Plan of Merger]